FOR IMMEDIATE RELEASE
                                            Contact: Ross A. Benavides
                                                     Chief Financial Officer
                                                     (713) 860-2528


                    GENESIS ENERGY, L.P. REPORTS 2005 RESULTS


         Houston - February 24, 2006 - Genesis Energy, L.P. (AMEX:GEL) reported today net income for 2005 of $3,415,000, or $0.35 per unit and net income for the fourth quarter of 2005 of $498,000, or $0.05 per unit. For 2004, Genesis had a loss of $1,412,000, or $0.15 per unit. In the fourth quarter of 2004, Genesis had a loss of $1,112,000, or $0.12 per unit.

         Mark Gorman, President and CEO said "We achieved several objectives during 2005 that set the stage for improved performance going forward. We completed acquisitions of approximately $31 million during 2005. Operationally, we completed a major component of our federally mandated pipeline integrity management program requirements, and have substantially completed our objective to place the Mississippi Pipeline System in condition to handle expected future throughput growth. Additionally, in December, we raised $45 million of equity capital in connection with a public offering by issuing 4.1 million new limited partner units. We used the proceeds of that offering to temporarily reduce the balance outstanding under our revolving credit facility.

         During the fourth quarter, we generated Available Cash before Reserves, a non-GAAP measure, of $4.1 million, or $0.29 per unit, and, in February 2006, paid a distribution of $2.4 million, or $0.17 per unit, attributable to the fourth quarter of 2005. That distribution represented an increase of $0.01 per unit, or 6.3%, over our third quarter of 2005 distribution and $0.02 per unit, or 13.3% over our fourth quarter of 2004 distribution. Available Cash before Reserves is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities. Net cash provided by operating activities was $5.2 million for the fourth quarter of 2005.

         We made $31 million in acquisitions during 2005. Our purchase of two long-term contracts with industrial customers, along with a third volumetric production payment, from Denbury Resources in October for $14.4 million and our acquisition of a 50% interest in a syngas manufacturing facility during the second quarter for $13.4 million increased the size and scope of our industrial gas business and provided increased diversity and stability to our cash flows.

         Our pipeline operating costs and capital expenditures associated with our pipeline integrity management program increased to $2.8 million in 2005. The increase related to our last major section of pipeline that needed to be tested for the first time under our program. While we expect to continue to incur costs to comply with increasing levels of regulatory safety standards, we believe that total annual expenditures attributable to meeting those standards will be less than the amount incurred in 2005."

         Financial Results

         We recorded net income for 2005 of $3.4 million, or $0.35 per unit, compared to a loss for 2004 of $1.4 million, or $0.15 per unit. Our income from continuing operations for 2005 was $3.7 million, or $0.38 per unit, and our income from discontinued operations for 2005 was $0.3 million, or $0.03 per unit. Additionally, we recorded a loss of $0.6 million, or $0.06 per unit, for the cumulative effect of the adoption of an accounting change due to a new accounting pronouncement. For the 2004 period, continuing operations resulted in a loss of $0.9 million, or $0.10 per unit, and discontinued operations resulted in a loss of $0.5 million or $0.05 per unit.

         For the 2005 fourth quarter, we generated net income of $0.5 million, or $0.05 per unit, including $1.1 million, or $0.10 per unit, attributable to continuing operations and a loss of $0.6 million, or $0.05 per unit from the cumulative effect of the accounting change adoption. In the comparable period in 2004, we experienced a net loss of $1.1 million, or $0.12 per unit, including a loss of $1.0 million, or $0.10 per unit, attributable to continuing operations and a loss of $0.1 million, or $0.02 per unit attributable to discontinued operations.

        Segment margin is defined and reconciled later in this press release to income from continuing operations. The following table presents selected financial information by segment for the three month and annual reporting periods for continuing operations:

                                                                              Crude Oil
                                                Pipeline      Industrial     Gathering and
                                             Transportation      Gases        Marketing           Total
                                                                      (in thousands)

Three Months Ended December 31, 2005
Segment margin excluding depreciation
  and amortization (a)                           $  2,668     $  2,932        $    1,270       $    6,870
Total capital expenditures                       $    269     $ 14,445        $      232       $   14,946
Maintenance capital expenditures                 $    186     $      -        $      232       $      418

Revenues:
 External customers                              $  7,712     $  3,931        $  252,097       $  263,740
 Intersegment                                           -            -               678              678
                                                 --------     --------        ----------       ----------
 Total revenues of reportable segments           $  7,712     $  3,931        $  252,775       $  264,418
                                                 ========     ========        ==========       ==========

Three Months Ended December 31, 2004
Segment margin excluding depreciation
  and amortization (a)                           $  2,432     $  1,518        $      136       $    4,086
Total capital expenditures                       $  2,610     $      -        $      153       $    2,763
Maintenance capital expenditures                 $    159     $      -        $      153       $      312

Revenues:
External customers                               $  3,866     $  2,286        $  238,657       $  244,809
Intersegment                                          579            -                 -              579
                                                  -------      -------        ----------       ----------
Total revenues of reportable segments            $  4,445     $  2,286        $  238,657       $  245,388
                                                 ========     ========        ==========       ==========

Year Ended December 31, 2005
Segment margin excluding depreciation
  and amortization (a)                           $  9,804     $  8,154        $    3,661       $   21,619
Total capital expenditures                       $  5,425     $ 27,863        $      547       $   33,835
Maintenance capital expenditures                 $  1,256     $      -        $      287       $    1,543

Revenues:
 External customers                              $ 28,888     $ 11,302        $1,035,274       $1,075,464
 Intersegment                                           -            -             3,275            3,275
                                                 --------     --------        ----------       ----------
 Total revenues of reportable segments           $ 28,888     $ 11,302        $1,038,549       $1,078,739
                                                 ========     ========        ==========       ==========

Year Ended December 31, 2004
Segment margin excluding depreciation
  and amortization (a)                           $  8,543     $ 5,762         $    4,034       $   18,339
Total capital expenditures                       $  8,187     $ 4,723         $      284       $   13,194
Maintenance capital expenditures                 $    655     $     -         $      284       $      939

Revenues:
 External customers                              $ 13,212     $ 8,561         $  901,902       $  923,675
 Intersegment                                       3,468           -                  -            3,468
                                                 --------     -------         ----------       ----------
 Total revenues of reportable segments           $ 16,680     $ 8,561         $  901,902       $  927,143
                                                 ========     =======         ==========       ==========


(a) Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Pipeline transportation segment margin from continuing operations was $2.7 million for the fourth quarter of 2005, as compared to $2.4 million for the 2004 period. The period to period increase was primarily attributable to an increase in the average tariff per barrel and an increase in revenues attributable to the sale of volumetric gains, most of which resulted from higher crude oil prices. Additionally, the 2005 quarter included segment margin from the natural gas gathering pipelines that we acquired in the first quarter of 2005. We also had a complete quarter of revenue from our CO2 pipeline segment, which we placed in service late in 2004. Those segment margin improvements were partially offset by an increase in pipeline operating costs primarily related to expenditures for pipeline integrity repairs.

        Segment margin from our pipeline operations increased $1.3 million in 2005 as compared to 2004. Higher tariffs in Mississippi combined with increased volumes on that system added to segment margin as did increased revenues from volumetric gains, most of which resulted from higher crude oil market prices. Our CO2 pipeline segment contributed to segment margin, as did our natural gas gathering pipelines. Partially offsetting the revenue gain was an increase in pipeline operating costs of $1.6 million, primarily related to increased expenditures for pipeline integrity testing and repairs.

        Segment margin from industrial gas activities in the 2005 three month and annual periods was $2.9 million and $8.2 million, respectively, as compared to $1.5 million and $5.8 million for the three month and annual periods in 2004, respectively. The additional volumetric production payment acquired in the fourth quarter of 2005 and the earnings from our 50% investment in T&P Syngas Supply provided most of this margin increase. For the nine months in 2005 during which we owned an interest in T&P Syngas, our share of the operating earnings, net of the amortization of our purchase price over our share of the equity of T&P Syngas, was $0.5 million.

        Segment margin from continuing crude oil gathering and marketing activities was $1.3 million for the 2005 fourth quarter, an increase of $1.1 million from the 2004 period. The primary factor increasing segment margin between the two periods was increased margins between purchases and sales of crude oil. Decreased field operating costs also improved the segment margin.

        For the annual periods, segment margin from crude oil gathering and marketing decreased $0.4 million in 2005 as compared to the prior period. The reduced segment margin in 2005 was due primarily to an increase in field costs of $2.1 million. Increases in fuel costs and personnel costs, a $0.4 million accrual for our share of the expected costs for the environmental remediation of a site we no longer operate, and the addition in the third quarter of 2004 of five more leased vehicles were responsible for the increase for the nine-month period. Those increased costs were partially offset by credit cost reductions and increased margins from purchasing and transporting crude oil.

         General and administrative expenses decreased by $0.1 million during the 2005 fourth quarter as compared to the 2004 period. Increased accruals for the employee bonus plan were offset by decreases in accruals under our stock appreciation rights plan and audit and internal control assessment fees.

        General and administrative expenses decreased by $1.4 million during the 2005 annual period as compared to the 2004 period principally related to changes in the accrual related to our stock appreciation rights plan. In the 2004 period our unit price increased, requiring us to record a charge of $1.2 million. In 2005, the decrease in our unit price resulted in a credit to general and administrative expenses of $0.5 million.

         In 2005, we disposed of idle assets for $1.6 million, generating $0.8 million of gain. The assets sold included pipelines that were idled in 2002 and 2003. $0.3 million of this gain is reflected as discontinued operations.

         Interest costs were $1.1 million more in 2005 due to increased debt associated with our acquisitions. Additionally interest rates were higher in 2005. However, because we used the proceeds from our December equity offering to repay indebtedness, we had no balances outstanding at December 31, 2005 under our revolving credit facility.

         Upon adoption at December 31, 2005 of a new accounting pronouncement, Genesis recorded a non-cash charge of $0.6 million for the cumulative effect of the accounting change. This accounting change related to estimates of future asset retirement obligations.

         We paid distributions of $0.15 per unit for both the first and second quarters of 2005. For the third quarter of 2005, we increased our regular quarterly distribution to $0.16 per unit. For the fourth quarter of 2005, we increased our regular quarterly distribution to $0.17 per unit, which we paid on February 14, 2006. The increase in our quarterly distribution rate of $0.01 per unit represented a 6.3 percent increase over our third quarter distribution rate. We generated Available Cash before reserves (a non-GAAP measure) of $4.1 million during the fourth quarter of 2005 and $11.1 million during 2005. Net cash flows provided by operating activities was $5.2 million and 9.5 million for the fourth quarter and annual periods in 2005, respectively. (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended December 31, 2005 is as follows (in thousands):

Net income                                                        $         498
Depreciation and amortization expense                                     2,026
Cash in excess of gain on asset sales                                        13
Cash  from  direct  financing  leases in excess of income
  recorded                                                                  126
Available  cash  generated  by T&P  Syngas  in  excess of
  earnings                                                                  273
Non-cash credit for incentive compensation plan and
  other non-cash items                                                    1,555
Maintenance capital expenditures                                           (418)
                                                                  -------------
Available Cash before reserves                                    $       4,073
                                                                  =============

         The calculation of Available Cash before reserves for the year ended December 31, 2005 is as follows (in thousands):

Net income                                                        $       3,415
Depreciation and amortization expense                                     6,721
Cash in excess of gain on asset sales                                       794
Cash  from  direct  financing  leases in excess of income
      recorded                                                               495
Available  cash  generated  by T&P  Syngas  in  excess of
      earnings                                                               836
Non-cash credit for incentive compensation plan and
      other non-cash items                                                   418
Maintenance capital expenditures                                         (1,543)
                                                                  -------------
Available Cash before reserves                                    $      11,136
                                                                  =============

         Earnings Conference Call

         We will broadcast our Earnings Conference Call on Friday, February 24, 2006, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

                               (tables to follow)


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                                              Three Months Ended           Three Months Ended
                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------

Revenues                                                        $      264,418                $     245,388
Cost of sales                                                          257,789                      241,302
General & administrative expenses                                        3,120                        3,206
Depreciation and amortization expense                                    2,026                        1,525
Loss from disposals of surplus assets                                        3                           98
                                                                --------------                -------------
    OPERATING INCOME (LOSS)                                              1,480                         (743)
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                241                            -
Interest, net                                                             (631)                        (225)
                                                                --------------                -------------
Income (loss) from continuing operations                                 1,090                         (968)
Loss from discontinued operations                                           (6)                        (144)
Cumulative effect adjustment                                              (586)                           -
                                                                --------------                -------------
NET INCOME (LOSS)                                               $          498                $      (1,112)
                                                                ==============                =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.10                $       (0.10)
    Discontinued operations                                               0.00                        (0.02)
    Cumulative effect adjustment                                         (0.05)                           -
                                                                --------------                -------------
Net Income (Loss) Per Common Unit - Basic and Diluted           $         0.05                $       (0.12)


Continuing Operations Volumes:
Crude oil pipeline barrels per day                                      60,124                       60,577
CO2 sales Mcf per day                                                   76,791                       48,217
Crude oil wellhead barrels per day                                      37,342                       39,489
Total gathering and marketing barrels per day                           46,211                       54,054


                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)




                                                                  Year Ended                   Year Ended
                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------

Revenues                                                        $    1,078,739                $     927,143
Cost of sales                                                        1,057,621                      908,804
General & administrative expenses                                        9,656                       11,031
Depreciation and amortization expense                                    6,721                        7,298
(Gains) losses from disposals of surplus assets                           (479)                          33
                                                                ---------------               -------------
    OPERATING INCOME (LOSS)                                              5,220                          (23)
Equity in earnings of investment in T&P Syngas Supply
    Company                                                                501                            -
Interest, net                                                           (2,032)                        (926)
                                                                --------------                -------------
Income (loss) from continuing operations                                 3,689                         (949)
Income (loss) from discontinued operations                                 312                         (463)
Cumulative effect adjustment                                              (586)                           -
                                                                --------------                -------------
NET INCOME (LOSS)                                               $        3,415                $      (1,412)
                                                                ==============                =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC AND DILUTED
    Continuing operations                                       $         0.38                $       (0.10)
    Discontinued operations                                               0.03                        (0.05)
    Cumulative effect adjustment                                         (0.06)                           -
                                                                --------------                -------------
Net Income (Loss) Per Common Unit - Basic and Diluted           $         0.35                $       (0.15)


Continuing Operations Volumes:
Crude oil pipeline barrels per day                                      61,295                       63,441
CO2 sales Mcf per day                                                   56,823                       45,312
Crude oil wellhead barrels per day                                      39,194                       45,919
Total gathering and marketing barrels per day                           52,943                       60,419



                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)



                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------

ASSETS
Cash                                                            $        3,099                $       2,078
Accounts receivable                                                     82,634                       69,321
Inventories                                                                498                        1,866
Other current assets                                                     4,218                        4,131
                                                                --------------                -------------
     Total Current Assets                                               90,449                       77,396
Net property                                                            33,769                       33,786
CO2 contracts                                                           37,648                       26,344
Investment in T&P Syngas Supply Company                                 13,042                            -
Other assets                                                             6,869                        5,628
                                                                --------------                -------------
     Total Assets                                               $      181,777                $     143,154
                                                                ==============                =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                                                $       85,286                $      75,415
Accrued liabilities                                                      7,325                        6,523
                                                                --------------                -------------
     Total Current Liabilities                                          92,611                       81,938
Long-term debt and other liabilities                                       955                       15,460
Minority interest                                                          522                          517
Partners' capital                                                       87,689                       45,239
                                                                --------------                -------------
   Total Liabilities and Partners' Capital                      $      181,777                $     143,154
                                                                ==============                =============



                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                                                  Year Ended                   Year Ended
                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------

Net income (loss)                                               $        3,415                $      (1,412)
Adjustments to reconcile net income to cash provided by
   operating activities:
   Depreciation and amortization                                         6,721                        7,298
   Amortization of credit facility issuance costs                          373                          373
   Amortization of unearned income                                        (689)                         (36)
   Cash received from direct financing leases                            1,185                           75
   (Gains) losses on asset disposals                                      (791)                          33
   Other non-cash items                                                    466                        1,151
   Changes to components of working capital                             (1,190)                       2,220
                                                                --------------                -------------
Net cash provided by operating activities                                9,490                        9,702
                                                                --------------                -------------

Additions to property and equipment and other assets                   (33,970)                     (13,045)
Proceeds from sales of assets                                            1,585                          112
Distributions from T&P Syngas Supply in excess of earnings                 388                            -
Other, net                                                                 188                          128
                                                                --------------                -------------
Net cash used in investing activities                                  (31,809)                     (12,805)
                                                                --------------                -------------

Net (repayments) borrowings of debt                                    (15,300)                       8,300
Issuance of units and minority interest contributions                   44,838                            -
Distributions to partners                                               (5,798)                      (5,703)
Credit facility issuance fees                                                -                         (826)
Other, net                                                                (400)                         541
                                                                --------------                -------------
Net cash provided by financing activities                               23,340                        2,312
                                                                --------------                -------------

Net increase (decrease) in cash and cash equivalents                     1,021                         (791)
Cash and cash equivalents at beginning of period                         2,078                        2,869
                                                                --------------                -------------
Cash and cash equivalents at end of period                      $        3,099                $       2,078
                                                                ==============                =============


                              Genesis Energy, L.P.
                                 Reconciliations


SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION RECONCILIATION TO INCOME FROM CONTINUING OPERATIONS

                                                              Three Months Ended           Three Months Ended
                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization          $        6,870                $        4086
General & administrative expenses                                       (3,120)                      (3,206)
Depreciation and amortization expense                                   (2,026)                      (1,525)
Loss from disposals of surplus assets                                       (3)                         (98)
Interest and other, net                                                   (631)                        (225)
                                                                --------------                 -------------
    Income (loss) from continuing operations                    $        1,090                 $       (968)
                                                                ==============                 =============

                                                                  Year Ended                   Year Ended
                                                               December 31, 2005            December 31, 2004
                                                               -----------------            -----------------
                                                                                (in thousands)

Segment margin excluding depreciation and amortization           $      21,619                $      18,339
General & administrative expenses                                       (9,656)                     (11,031)
Depreciation and amortization expense                                   (6,721)                      (7,298)
Gain (loss) from disposals of surplus assets                               479                          (33)
Interest and other, net                                                 (2,032)                        (926)
                                                                --------------                -------------
    Income (loss) from continuing operations                    $       3,689                 $        (949)
                                                                =============                 =============

                GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO NET CASH PROVIDED BY OPERATING ACTIVITIES

                                                              Three Months Ended               Year Ended
                                                               December 31, 2005            December 31, 2005
                                                               -----------------            -----------------
                                                                                (in thousands)

Net cash flow provided by operating activities (GAAP measure)   $       5,247                $        9,490
Adjustments to reconcile net cash flow provided by operating activities to
      Available Cash before reserves:
  Maintenance capital expenditures                                      (418)                        (1,543)
  Proceeds from asset sales                                                4                          1,585
  Amortization of credit facility issuance costs                         (94)                          (373)
  Cash effects of stock appreciation rights plan                          (2)                           (61)
  Available cash from T&P Syngas Supply not included in
       operating cash flows                                              285                            848
  Net effect of changes in operating accounts not
      included in calculation of Available Cash before
      reserves                                                          (949)                         1,190
                                                                ------------                 --------------
Available Cash before reserves (non-GAAP measure)               $      4,073                 $       11,136
                                                                ============                 ==============

         This press release and the accompanying schedules include a non-generally accepted accounting principle ("non-GAAP") financial measures of available cash. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

         Available cash. Available Cash before Reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner. This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before Reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

         We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets;
(4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

                                      # # #